Exhibit 10.2

AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENTS
FOR
WILLIAM J. HIEB

THIS AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENTS dated as of November 15, 2017 (this "Amendment"), amends the Restricted Stock Award Agreements dated December 17, 2014, December 16, 2015, February 9, 2016, and November 30 (individually, an "Agreement," and collectively, the "Agreements"), by and among DNB FINANCIAL CORPORATION ("Company") and William J. Hieb, an individual ("Grantee").

Background

A.  The Agreements provide for conditional grants, in the aggregate, of 9,800 shares of common stock of the Company, par value $1.00 per share, to the Grantee.

B.  The Company and the Grantee desire to amend each Agreement to accelerate the Vesting Date, as defined therein.

C.  The Board of Directors of the Company has approved this Amendment and it is intended to be maintained as part of the official records of the Company.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

1.  Definitions.  Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings assigned thereto in the Agreements.

2.  Acceleration of Vesting Date.  Paragraph 2 of each Agreement is revised such that the Vesting Date with respect to the Award Shares shall be the date of this Amendment.  Accordingly, the Award Shares shall be transferred to the Grantee as soon as practicable hereafter in accordance with the terms of Paragraph 1 of each Agreement.

3.  Reaffirmation of Agreement as Amended; Conflicts.  All of the provisions of the Agreement, as amended by this Amendment, remain in full force and effect.  In the event that any express provision of the Agreement conflicts with any express provision of this Amendment, the express provisions of this Amendment shall control.  All references to the "Agreement" hereafter shall mean the Agreement as amended by this Amendment.

4.  Prior Agreements. There are no other agreements between Company and the Grantee regarding the subject matter of this Amendment.  This Amendment is the entire agreement of the parties with respect to its subject matter and supersedes any and all prior or contemporaneous discussions, representations, understandings or agreements regarding its subject matter.

5.  Assigns and Successors. The rights and obligations of Company and Grantee under this Amendment shall inure to the benefit of and shall be binding upon the successors and assigns of Company and Grantee, respectively, provided, however, that Grantee shall not assign or anticipate any of his rights hereunder, whether by operation of law or otherwise. For purposes of this Agreement, "Company" shall also refer to any successor to Company, whether such succession occurs by merger, consolidation, purchase and assumption, sale of assets or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused the due execution of this Agreement as of the date first set forth above.

Attest:		Company: DNB FINANCIAL CORPORATION
By:
Name:	Bruce E. Moroney	Name:	Gerald F. Sopp
Title:	Chief Accounting Officer	Title:	Chief Financial Officer

Witness:		Grantee:

Print Name:		Name:	William J. Hieb
Individually